CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
AMERICAN ELECTRIC POWER COMPANY, INC.

Under Section 805 of the Business Corporation Law

The undersigned being respectively an Executive Vice President and an Assistant Secretary of American Electric Power Company, Inc., hereby certify that:

1.The name of the corporation is AMERICAN ELECTRIC POWER COMPANY, INC. The name under which the corporation was formed is American Gas and Electric Company.

2.The Department of State on February 18, 1925, filed the certificate of consolidation forming the corporation.

3.The certificate of incorporation of the corporation, as heretofore amended, is hereby further amended pursuant to Section 801(b)(7) of the Business Corporation Law, by amending and restating Section 4.1 in its entirety to read as follows:

Section 4.1. The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is Nine Hundred Fifty Million (950,000,000) shares, which shall be divided into two classes as follows:

Nine Hundred Million (900,000,000) shares of Common Stock, par value of $6.50 per share (“Common Stock”); and

Fifty Million (50,000,000) shares of Preferred Stock, par value of $0.01 per share (“Preferred Stock”). Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further shareholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the New York Business Corporation Law. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall be expressly granted thereto by this Restated Certificate of Incorporation (including any certificate of amendment relating to such series of Preferred Stock).

4.The manner in which this amendment to the certificate of incorporation of the corporation, as heretofore amended, was authorized was by the (i) unanimous affirmative vote of the Board of Directors of the corporation at its meeting duly called and held on the 17th day of February, 2026, a quorum being present, and (ii) the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at the annual meeting of shareholders of the corporation duly called and held on the 28th day of April, 2026, a quorum being present.

IN WITNESS WHEREOF, the undersigned have signed this certificate this 28th day of April, 2026 and do affirm the contents to be true under the penalties of perjury.

/s/ Robert B. Berntsen
Robert B. Berntsen
Executive Vice President

/s/ David C. House
David C. House
Assistant Secretary